                                                                    EXHIBIT 10.2



                     FIRST AMENDMENT TO AMENDED AND RESTATED
                       AGREEMENT OF LIMITED PARTNERSHIP OF
                               WMC PARTNERS, L.P.



         This FIRST AMENDMENT TO AMENDED AND RESTATED AGREEMENT OF LIMITED PARTNERSHIP OF WMC PARTNERS, L.P. (the "First Amendment") is entered into as of the 16th day of April 1996, by and among the members of the ATI GROUP ("ATI") and the members of the USW GROUP ("USW") (collectively, the "Partners").


                              W I T N E S S E T H:


         WHEREAS, on July 25, 1994, ATI and USW entered into an agreement of limited partnership (the "Original Partnership Agreement") to create a limited partnership under the laws of the State of Delaware; and

         WHEREAS, ATI and USW agreed to amend the Original Partnership Agreement in certain respects and entered into that certain WMC Partners, L.P. Amended and Restated Agreement of Limited Partnership as of September 30, 1995 (the "Partnership Agreement"); and

         WHEREAS, ATI and USW desire to further amend the Partnership Agreement as set forth hereinbelow.

         NOW, THEREFORE, in consideration of the promises, mutual covenants and agreement herein contain, the sufficiency of which is hereby acknowledged, and in order to set forth the respective rights, obligations, and interests of ATI and USW to one another and to the Partnership, the Partners hereby agree as follows:


                                    AGREEMENT

              1. Section 2.4(e)(i) of the Partnership Agreement is hereby deleted in its entirety and replaced with the following:

                           "Notwithstanding the foregoing, Members designated by
                  the USW Group shall not be entitled to participate in discussions or votes specifically relating to the Partnership's then existing or planned operations in any market served by a local exchange carrier Affiliate of USW (a "LEC Affiliate"), if such existing or planned operations of the Partnership could reasonably be expected to complete or conflict with, in any material respect, the then existing or planned wireless communications operations owned or conducted by USW's LEC Affiliates.

                  Nothing in the Section 2.4(e) shall restrict the manner in which Members representing the USW Group shall participate in deliberations, discussion or votes of the Partnership Committee with respect to the Budget and Business Plan of the Partnership; provided that such Members shall act in good faith and in the best interests of the Partnership without regard to any such competitive considerations. The USW Group agrees that no Member designated by the USW Group shall participate in decisions regarding the existing or planned wireless communications operations of USW's LEC Affiliates, or the existing or planned wireless communications operations of USW's wireline cable television company Affiliates in the WMC Territory (as defined in Section 7.4(d)(xv)) (other than decisions relating generally to the overall wireless communications operations of USW's wireline cable television company Affiliates), whether through the furnishing of advice or information or otherwise, it being understood that certain Members designated by the USW Group may have ultimate responsibility for those who participate in such decisions (and that such Members shall not be deemed to have participated in such decision solely by virtue of having such ultimate responsibility)."

              2. Section 2.4(e)(ii) of the Partnership Agreement is hereby deleted in its entirety and replaced with the following:

                           "Without limitation of the obligations of the members
                  of the USW Group under Section 2.14, neither USW nor any Members appointed by the USW Group shall provide (A) to any LEC Affiliate operating data or financial or other information with respect to the Partnership's existing or planned operations in the local exchange markets of such LEC Affiliate or (B) to any wireline cable television company Affiliate operating data or financial or other information with respect to the Partnership's existing or planned operations in the wireline cable television service territory of such wireline cable television company Affiliate".

              3. Section 2.4(e)(iii) of the Partnership Agreement is hereby deleted in its entirety and replaced with the following:

                           "Notwithstanding anything to the contrary set forth
                  herein, in the event that pursuant to Section 2.4(c)(vi) the Members representing the USW Group shall vote against any acquisition of assets by the Partnership in a market served by a LEC Affiliate of USW or a wireline cable television company Affiliate of USW, ATI shall have the option to loan to the Partnership, on terms and conditions no less favorable than could be obtained from a third party, an amount equal to the difference of (A) purchase price of such assets, minus (B) $500 million, and the Partnership shall pursue such acquisition notwithstanding the vote of the Members representing the USW Group."

              4. Section 2.7(b) of the Partnership Agreement is hereby amended by adding the following as the last sentence thereto:

                  "The 90-day period during which the ATI RP shall have the option to elect to cause the Exchange shall be extended by the cumulative number of days during such 90-day period on which a Blockage Period (as defined in the Agreement of Exchange) shall be in effect."

              5. The following Section 7.4(d)(xv) is hereby added to Article 7 ("Indemnification and Exculpation; Certain Agreements") of the Partnership
Agreement:

                           "(xv)(A) the acquisition of an ownership interest by
                  a wireline cable television company Affiliate of a Partner, if permitted under applicable law, in a PCS System having 10 MHz of PCS spectrum (and a 10 MHz license or permit therefor), or the provision of PCS Service by such PCS system, in each case, substantially within the wireline cable television service territory of such Affiliate; provided, however, that such Affiliate shall not make such an acquisition in the WMC Territory (as defined below) (a) before the later of (1) April 1, 1998 and (2) the date on which any change in law or FCC regulations that would permit each of WMC, on the one hand, and such Affiliate and its related Partner, on the other, to own in a territory already served by WMC in each case in addition to WMC's existing spectrum as of the date hereof a PCS System having 10 MHz of PCS spectrum (and a 10 MHz license or permit therefor) and (b) until such Affiliate has offered to WMC the opportunity to make such acquisition on terms no less favorable than those available to such Affiliate, and WMC, by vote of Members representing Groups holding a majority of the Percentage Interests of the Groups without regard to the Percentage Interest of such Partner's Group, has declined to make such acquisition within thirty (30) days after receiving written notice of the opportunity from such
                  Affiliate:

                           (B) any activity of a wireline cable television
                  company Affiliate of a Partner in its wireline cable television service territory required in accordance with all applicable laws, regulations or orders of governmental authorities, or any agreement with a regulatory authority which agreement is existing as of April 16, 1996;

                           (C) the limited use of radio spectrum by a wireline
                  cable television company Affiliate of a Partner for the provision of "wireline tails" or other similar services ancillary to the provision of landline communications by such Affiliate within the wireline cable television service territory of such Affiliate;

                           (D) the purchase by a wireline cable television
                  company Affiliate of a Partner from any Person of Service and the resale thereof within the wireline cable television service territory of such Affiliate; provided, however, that in the WMC Territory (as defined below) such Affiliate shall purchase such Services from WMC unless such Affiliate reasonably determines that WMC is not competitive on all terms and conditions, including price and features of Services offered, within the relevant market with the Services to be purchased from such Person by such Affiliate; or

                           (E) the provision and management by a wireline cable
                  television Affiliate of a Partner in its wireline cable television service territory of network infrastructure and associated systems for unaffiliated entities providing Services;

                  provided, however, that in the WMC Territory (as defined below), such network infrastructure and associated systems are primarily utilized by such Affiliate.

                  As used in this Section 7.4(d)(xv) and Section 2.4(e), "WMC Territory" shall mean the territory served by any System in which WMC, any Partner thereof or any of their respective Affiliates has an ownership interest; provided, however, that for purposes of this definition, neither PrimeCo nor TomCom, L.P., a Delaware limited partnership, nor any partnership or other entity in which either has an ownership interest shall be deemed an Affiliate of WMC or an Affiliate of a Partner. If a territory becomes WMC Territory after April 16, 1996, notwithstanding anything to the contrary in Section 7.4(d)(xv)(A) or 7.4(d)(xv)(D) above, a wireline cable television company Affiliate of a Partner shall be permitted to provided PCS Service pursuant to a 10 MHz license or permit acquired to serve a territory before the territory became WMC Territory and to continue any resale arrangements entered into in a territory before the territory became WMC Territory."

              6. The Partners agree that none of USW, any member of the USW Group and any wireline cable television Affiliate of USW shall be deemed to violate that certain letter agreement dated July 25, 1994 between USW and ATI (a copy of which is attached as Exhibit A hereto) by reason of engaging in any activity permitted under Section 7.4(d)(xv) of the Partnership Agreement.

              7. Section 7.4(g) of the Partnership Agreement is hereby deleted in its entirety and replace with the following:

                  "Except as provided in Section 7.4(h) of this Agreement, each Partner (whether or not such Partner shall have withdrawn as a General Partner from the Partnership in violation of Section 8.1) shall remain subject to the provisions of this Section
                  7.4 for a period of one year from the date such Partner and its Affiliates cease to have aggregate General Partner and Limited Partner Percentage Interests equal to or exceeding 5%. If a General Partner withdraws from the Partnership in violation of Section 8.1, then the Limited Partner Percentage Interest of such Partner, for purposes of this Section 7.4(g) and 7.4(h), shall be deemed to be increased by the General Partner Percentage Interest of such Partner at the time of such withdrawal."

              8. A new Section 7.4(h) is hereby added to Article 7 of the Partnership Agreement, as follows:

                  "Anything herein to the contrary notwithstanding, each Partner that is a member of the USW Group (whether or not such Partner shall have withdrawn as a General Partner from the Partnership in violation of Section 8.1) shall remain subject to the provisions of this Section 7.4 until all of the following conditions shall have been satisfied: (i) such Partner and its Affiliates cease to have aggregate General Partner and Limited Partner Percentage Interests equal to or exceeding 5%, (ii) no designee of USW is a member of ATI's Board of Directors pursuant to Section 6.1 of the Investment Agreement, and (iii) USW ceases to be entitled (or irrevocably waives its rights) to nominate a director to ATI's Board of Directors pursuant to Section 6.1 of the Investment Agreement."

              9. Except as expressly set forth herein, the terms and provisions of the Partnership Agreement shall remain in full force and effect without modification.

              10. This First Amendment to Amended and Restated Agreement of Limited Partnership of WMC Partners, L.P. may be executed in separate counterparts, each of which when so executed and delivered shall be deemed an original, but both such counterparts shall together constitute one and the same instrument.

                  IN WITNESS WHEREOF, the Partners have executed this First Amendment to Amended and Restated Agreement of Limited Partnership of WMC Partners, L.P. as of the date first hereinabove written.


                         U S WEST NEW VECTOR GROUP, INC.




                         By:      /s/  Janice C. Peters
                                  ----------------------------------------------
                                  Name:  Janice C. Peters
                                  Title:  President and Chief Executive Officer



                         AIRTOUCH COMMUNICATIONS, INC.



                         By:      /s/ C. Lee Cox
                                  ----------------------------------------------
                                  Name:  C. Lee Cox
                                  Title: